CFO Commentary on Second Quarter Fiscal 2023 Results
Q2 Fiscal 2023 Summary

GAAP
($ in millions, except earnings per share)	Q2 FY23	Q1 FY23	Q2 FY22	Q/Q	Y/Y
Revenue	$6,704	$8,288	$6,507	Down 19%	Up 3%
Gross margin	43.5%	65.5%	64.8%	Down 22.0 pts	Down 21.3 pts
Operating expenses	$2,416	$3,563	$1,771	Down 32%	Up 36%
Operating income	$499	$1,868	$2,444	Down 73%	Down 80%
Net income	$656	$1,618	$2,374	Down 59%	Down 72%
Diluted earnings per share	$0.26	$0.64	$0.94	Down 59%	Down 72%

Non-GAAP
($ in millions, except earnings per share)	Q2 FY23	Q1 FY23	Q2 FY22	Q/Q	Y/Y
Revenue	$6,704	$8,288	$6,507	Down 19%	Up 3%
Gross margin	45.9%	67.1%	66.7%	Down 21.2 pts	Down 20.8 pts
Operating expenses	$1,749	$1,608	$1,266	Up 9%	Up 38%
Operating income	$1,325	$3,955	$3,071	Down 66%	Down 57%
Net income	$1,292	$3,443	$2,623	Down 62%	Down 51%
Diluted earnings per share	$0.51	$1.36	$1.04	Down 63%	Down 51%

Revenue by Reportable Segments
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22	Q/Q	Y/Y
Graphics	$2,797	$4,616	$3,907	Down 39%	Down 28%
Compute & Networking	3,907	3,672	2,600	Up 6%	Up 50%
Total	$6,704	$8,288	$6,507	Down 19%	Up 3%

Revenue by Market Platform
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22	Q/Q	Y/Y
Gaming	$2,042	$3,620	$3,061	Down 44%	Down 33%
Data Center	3,806	3,750	2,366	Up 1%	Up 61%
Professional Visualization	496	622	519	Down 20%	Down 4%
Automotive	220	138	152	Up 59%	Up 45%
OEM and Other	140	158	409	Down 11%	Down 66%
Total	$6,704	$8,288	$6,507	Down 19%	Up 3%

We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Gaming, Data Center, Professional Visualization, and Automotive.
Revenue
Revenue was $6.70 billion, up 3% from a year ago and down 19% sequentially. Revenue was lower than our outlook issued in May primarily due to weaker Gaming revenue. Data Center revenue was somewhat short of our expectations, as it was impacted by supply chain disruptions.
Gaming revenue was down 33% from a year ago and down 44% sequentially. These decreases were primarily attributable to lower sell-in of Gaming products, reflecting reduced channel partner sales due to macroeconomic headwinds. In addition to reducing sell-in, we implemented pricing programs with channel partners to address challenging market conditions that are expected to persist into the third quarter.
Our GPUs are capable of cryptocurrency mining, though we have limited visibility into how much this impacts our overall GPU demand. Volatility in the cryptocurrency market – such as declines in cryptocurrency prices or changes in method of verifying transactions, including proof of work or proof of stake – has in the past impacted, and can in the future impact, demand for our products and our ability to accurately estimate it. As noted last quarter, we had expected cryptocurrency mining to make a diminishing contribution to Gaming demand. We are unable to accurately quantify the extent to which reduced cryptocurrency mining contributed to the decline in Gaming demand.
Data Center revenue was up 61% from a year ago and up 1% sequentially. The year-on-year increase was primarily driven by hyperscale customer revenue, which nearly doubled. Sequentially, sales to North America hyperscale and cloud computing customers increased, but were more than offset by lower sales to China hyperscale customers affected by economic conditions in China. Vertical industries grew both sequentially and year-on-year. Key workloads driving growth included natural language processing, deep recommenders, autonomous vehicle fleet data processing and training, and cloud graphics.
Professional Visualization revenue was down 4% from a year ago and down 20% sequentially. The sequential increase in mobile revenue was more than offset by lower desktop revenue, particularly at the high end.
Automotive revenue was up 45% from a year ago and up 59% sequentially. These increases were driven by revenue from self-driving and AI cockpit solutions, partially offset by a decline of legacy cockpit revenue.
OEM and Other revenue was down 66% from a year ago and down 11% sequentially. The sequential decline was driven by lower notebook OEM sales, partially offset by higher Jetson sales. Cryptocurrency Mining Processor (CMP) revenue was nominal in the current and prior quarter, and $266 million a year ago.
Data Center revenue included $287 million for orders originally scheduled for delivery primarily in the third quarter that were converted to second-quarter delivery with extended payment terms, while a number of second-quarter orders will be fulfilled in the third quarter given supply chain disruptions.

Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22
GAAP gross profit	$2,915	$5,431	$4,215
GAAP gross margin	43.5%	65.5%	64.8%
Acquisition-related and other costs	121	94	86
Stock-based compensation expense	38	38	32
IP-related costs	--	--	4
Non-GAAP gross profit	$3,074	$5,563	$4,337
Non-GAAP gross margin	45.9%	67.1%	66.7%
GAAP and non-GAAP gross margin decreases were primarily due to a $1.34 billion charge, comprised of $1.22 billion for inventory and related reserves and $122 million for warranty reserves.
The $1.22 billion charge for inventory and related reserves is based on revised expectations of future demand, primarily relating to Data Center and Gaming. The charge consists of approximately $570 million for inventory on hand and approximately $650 million for inventory purchase obligations in excess of our current demand projections, and cancellation and underutilization penalties.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22
GAAP operating expenses	$2,416	$3,563	$1,771
Stock-based compensation expense	(611)	(540)	(433)
Acquisition-related and other costs	(54)	(55)	(72)
Contributions	(2)	--	--
Acquisition termination cost	--	(1,353)	--
Legal settlement costs	--	(7)	--
Non-GAAP operating expenses	$1,749	$1,608	$1,266
GAAP operating expense includes a $1.35 billion acquisition termination charge related to the Arm transaction in the prior quarter. GAAP and non-GAAP operating expenses were influenced primarily by employee growth costs, as well as increases in salaries to support our employees during this high inflationary environment, and engineering development of new products coming to market.
Other Income & Expense and Income Tax

GAAP OI&E
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22
Interest income	$46	$18	$6
Interest expense	(65)	(68)	(60)
Gains (losses) from non-affiliated investments	(7)	(17)	--
Other	2	4	4
Total	($24)	($63)	($50)

Non-GAAP OI&E
($ in millions)	Q2 FY23	Q1 FY23	Q2 FY22
Interest income	$46	$18	$6
Interest expense	(64)	(67)	(59)
Other	2	4	4
Total	($16)	($45)	($49)
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from non-affiliated investments.
Interest income was $46 million, up from a year ago and sequentially, due to higher interest rates earned on investments. Net loss from non-affiliated investments was $7 million due to the mark-to-market of publicly traded equity investments and changes in value from our non-affiliated private investments.
GAAP effective tax rate was a benefit of 38.0%. The benefit was driven by a reduction in profitability and discrete items affecting our tax rate including excess tax benefits related to stock-based compensation. Non-GAAP effective tax rate was 1.3%, also driven by the reduction in profitability.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $17.04 billion, down from $19.65 billion a year ago and down from $20.34 billion a quarter ago. The year-on-year and sequential decreases reflect share repurchases offset by free cash flow generation.
Accounts receivable was $5.32 billion compared with $3.59 billion a year ago and $5.44 billion a quarter ago. DSO was 72 days, up from 50 days a year ago and up from 60 days a quarter ago.
Inventory was $3.89 billion compared with $2.11 billion a year ago and $3.16 billion a quarter ago. Outstanding gross inventory purchase and long-term supply obligations were $9.22 billion, up from $4.79 billion a year ago due to longer lead-times throughout the supply chain, and down from $9.59 billion a quarter ago. Prepaid supply agreements were $3.14 billion, up from $3.06 billion a quarter ago. DSI was 93 days, up from 84 days a year ago and down from 101 days a quarter ago.
Cash flow from operating activities was $1.27 billion, down from $2.68 billion a year ago and down from $1.73 billion a quarter ago. The year-on-year decrease reflects lower revenue, higher cash tax payments, and increased inventory levels. The sequential decrease reflects lower revenue and higher cash tax payments, partially offset by reduced advance long term supply payments.
Free cash flow was $824 million, down from $2.48 billion a year ago and down from $1.35 billion a quarter ago.
Depreciation and amortization expense was $378 million, including amortization of acquisition-related intangible assets. Capital expenditures including principal payments on property and equipment were $447 million, up from $204 million a year ago and $383 million a quarter ago, primarily driven by equipment to support product bring-up and compute infrastructure for research and development.
During the second quarter of fiscal 2023, we returned $3.44 billion to shareholders in the form of share repurchases and cash dividends. During the first half of fiscal 2023, we returned $5.54 billion to shareholders in the form of share repurchases and cash dividends. We have $11.93 billion remaining under our share repurchase authorization through December 2023. We plan to continue share repurchases this fiscal year.

Third Quarter of Fiscal 2023 Outlook
We have slowed operating expense growth, balancing investments for long-term revenue growth, while managing near-term profitability. Our full-year non-GAAP operating expense is expected to grow by over 30%. Outlook for the third quarter of fiscal 2023 is as follows:
•Revenue is expected to be $5.90 billion, plus or minus 2%. Gaming and Professional Visualization revenue are expected to decline sequentially, as OEMs and channel partners reduce inventory levels to align with current levels of demand and prepare for our new product generation. We expect that decline to be partially offset by sequential growth in Data Center and Automotive.
•GAAP and non-GAAP gross margins are expected to be 62.4% and 65.0%, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $2.59 billion and $1.82 billion, respectively.
•GAAP and non-GAAP other income and expense are expected to be an expense of approximately $10 million, excluding gains and losses from non-affiliated investments.
•GAAP and non-GAAP tax rates are expected to be 9.5%, plus or minus 1%, excluding any discrete items.
•Capital expenditures are expected to be approximately $550 million to $600 million, including principal payments on property and equipment.

___________________________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude acquisition termination costs, stock-based compensation expense, acquisition-related and other costs, contributions, IP-related costs, legal settlement costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, the associated tax impact of these items where applicable, domestication tax benefit, and foreign tax benefit. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications and delivering unique value; challenging market conditions expected to persist into the third quarter; volatility in the cryptocurrency market and its impact on demand for our products and our ability to accurately estimate it; our revised expectations of future demand and our current demand projections; our plan to continue share repurchases this fiscal year; our full-year non-GAAP operating expense being expected to grow by over 30%; our financial outlook for the third quarter of fiscal 2023; our expectation that Gaming and Professional Visualization revenue will decline sequentially and to be partially offset by sequential growth in Data Center and Automotive; our expected tax rates for the third quarter of fiscal 2023; and our expected capital expenditures for the third quarter of fiscal 2023 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2022	2022	2021	2022	2021

GAAP gross profit	$2,915	$5,431	$4,215	$8,346	$7,844
GAAP gross margin	43.5%	65.5%	64.8%	55.7%	64.5%
Acquisition-related and other costs (A)	121	94	86	214	173
Stock-based compensation expense (B)	38	38	32	76	57
IP-related costs	—	—	4	—	9
Non-GAAP gross profit	$3,074	$5,563	$4,337	$8,636	$8,083
Non-GAAP gross margin	45.9%	67.1%	66.7%	57.6%	66.4%

GAAP operating expenses	$2,416	$3,563	$1,771	$5,979	$3,444
Stock-based compensation expense (B)	(611)	(540)	(433)	(1,151)	(837)
Acquisition-related and other costs (A)	(54)	(55)	(72)	(110)	(152)
Contributions	(2)	—	—	(2)	—
Acquisition termination cost	—	(1,353)	—	(1,353)	—
Legal settlement costs	—	(7)	—	(7)	—
Non-GAAP operating expenses	$1,749	$1,608	$1,266	$3,356	$2,455

GAAP income from operations	$499	$1,868	$2,444	$2,367	$4,400
Total impact of non-GAAP adjustments to income from operations	826	2,087	627	2,913	1,228
Non-GAAP income from operations	$1,325	$3,955	$3,071	$5,280	$5,628

GAAP other income (expense), net	$(24)	$(63)	$(50)	$(87)	$38
(Gains) losses from non-affiliated investments	7	17	—	24	(133)
Interest expense related to amortization of debt discount	1	1	1	2	2
Non-GAAP other income (expense), net	$(16)	$(45)	$(49)	$(61)	$(93)

GAAP net income	$656	$1,618	$2,374	$2,274	$4,285
Total pre-tax impact of non-GAAP adjustments	833	2,105	628	2,940	1,097
Income tax impact of non-GAAP adjustments (C)	(197)	(280)	(127)	(478)	(194)
Domestication tax adjustments	—	—	(252)	—	(252)
Non-GAAP net income	$1,292	$3,443	$2,623	$4,736	$4,936

	Three Months Ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2022	2022	2021	2022	2021
Diluted net income per share
GAAP	$0.26	$0.64	$0.94	$0.90	$1.69
Non-GAAP	$0.51	$1.36	$1.04	$1.87	$1.95

Weighted average shares used in diluted net income per share computation	2,516	2,537	2,532	2,527	2,529

GAAP net cash provided by operating activities	$1,271	$1,731	$2,682	$3,001	$4,556
Purchases related to property and equipment and intangible assets	(432)	(361)	(183)	(794)	(481)
Principal payments on property and equipment	(15)	(22)	(21)	(36)	(40)
Free cash flow	$824	$1,348	$2,478	$2,171	$4,035

(A) Acquisition-related and other costs are comprised of amortization of intangible assets, transaction costs and certain compensation charges presented in the following line items:
	Three Months Ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2022	2022	2021	2022	2021
Cost of revenue	$121	$94	$86	$214	$173
Research and development	$10	$9	$1	$19	$4
Sales, general and administrative	$44	$46	$71	$91	$148

(B) Stock-based compensation consists of the following:
	Three Months Ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2022	2022	2021	2022	2021
Cost of revenue	$38	$38	$32	$76	$57
Research and development	$452	$384	$297	$836	$573
Sales, general and administrative	$159	$156	$136	$315	$264

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2023 Outlook
($ in millions)
GAAP gross margin	62.4%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	2.6%
Non-GAAP gross margin	65.0%

GAAP operating expenses	$2,590
Stock-based compensation expense and acquisition-related costs	(770)
Non-GAAP operating expenses	$1,820